Exhibit 99.2

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 793 7500	December 4, 2006 Tim Ryan, The Trout Group 212 477 9007

NEOPROBE SECURES $6 MILLION COMMITMENT FROM FUSION CAPITAL

DUBLIN, OHIO - December 4, 2006 - Neoprobe Corporation (OTCBB:NEOP - News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, announced today that it signed an agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor, for the purchase of up to $6 million in common stock. Sales of common stock by the Company to Fusion Capital can occur over a 24-month period after the U.S. Securities and Exchange Commission (SEC) has declared effective a registration statement relating to the transaction.

Under the agreement, Neoprobe has the right to sell shares of its common stock to Fusion Capital from time to time in amounts between $50,000 and $1 million, depending on certain conditions, for an aggregate amount of up to $6 million. The purchase price of the shares will be determined based upon the market price of the Company's shares at the time of each sale without any fixed discount, and Neoprobe will control the timing and amount of any sales of shares to Fusion Capital. A more detailed description of the agreement is set forth in the Company's current report on Form 8-K to be filed with the SEC which should be reviewed carefully in conjunction with this press release.

"We are pleased to have renewed our long standing relationship with Fusion Capital. Fusion represents a well-respected institutional investor with a long term partnership view," said David C. Bupp, Neoprobe’s President and CEO. "We believe the innovative agreement with Fusion Capital provides Neoprobe with excellent terms and fundraising flexibility. Under this agreement, we can sell shares to Fusion Capital when we determine the share price is most advantageous for the Company."

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

About Fusion Capital
Fusion Capital Fund II, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach. Fusion Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology companies. Its investments range from special situation financing to long-term strategic capital.

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Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.